Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez	J. David Donahue
Vice President-Corporate Relations, The GEO	Senior Vice President and President, GEO Corrections and
Group, Inc.	Detention, The GEO Group, Inc.

George C. Zoley	Ann M. Schlarb
Chairman, Chief Executive Officer & Founder, The	Senior Vice President & President-GEO Care, The GEO Group,
GEO Group, Inc.	Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice President,
The GEO Group, Inc.

OTHER PARTICIPANTS

Kwan Hong Kim	Kevin McVeigh
Analyst, SunTrust Robinson Humphrey, Inc.	Analyst, Macquarie Capital (USA), Inc.

Michael Kodesch
Analyst, Canaccord Genuity, Inc.

Management Discussion Section

Operator

Good morning and welcome to The GEO Group Incorporated First Quarter 2016 Earnings Conference Call. I would now like to turn the conference over to Pablo Paez, Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first quarter 2016 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; David Donahue, President of GEO Corrections & Detention; and Ann Schlarb, President of GEO Care.

This morning, we will discuss our first quarter results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our Web site at www.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. Thank you for joining us on this call. We are very pleased with our first quarter results and the outlook for the balance of the year, which continue to reflect organic growth in each of our diversified business segments of GEO Corrections & Detention and GEO Care.

During the first quarter of the year, we achieved a number of important milestones. GEO Corrections & Detention successfully completed the activation of the Arizona State Prison in Kingman. We had assumed management of this 3,400-bed facility on December 1 of last year under a seven-year contract with the Arizona Department of Corrections. At the time of the transition of management functions, the Kingman facility housed approximately 1,700 inmates. We are pleased to have achieved a smooth transition from the previous operator and have completed the ramp up at the facility, which is now operating at its design capacity of 3,400 beds.

The Kingman facility plays an important role in helping meet the need for cost efficient correctional bed space in Arizona, and this important contract is a testament to our decade-long partnership with the State of Arizona.

With respect to GEO Care, we have continued to implement our new five-year contract with the Department of Homeland Security for the provision of case management services for families going through the immigration review process. This important contract is representative of GEO Care’s leadership in the provision of community-based and case management programs through our comprehensive GEO Continuum of Care.

GEO Care has been able to build on its existing relationships with local community providers to provide comprehensive case management services under this new program. These important projects underscore the diversified nature of our services and our ability to grow across the entire spectrum of corrections management, community re-entry programs, case management services and offender rehabilitation.

Internationally, we’re continuing to develop the $650 million Ravenhall Correctional Facility for the State of Victoria in Australia, which, as we have discussed in the past, will include an $88 million investment by GEO. The facility remains on schedule for completion in the fourth quarter of 2017. And subsequently, we will begin operating the facility under a 25-year contract. Once operational, the Ravenhall facility is expected to generate approximately $75 million in revenues per year. The Ravenhall project will be the premier GEO Continuum of Care offender rehabilitation facility in the world. As the world’s largest private provider of detention and correctional services in prison as well as in community, we remain focused on combining investments in government infrastructure with best-in-class social services.

Our financial performance continues to be underpinned by our company’s diversification, which has allowed us to capture growth opportunities across multiple market segments. Our ability to develop industry-leading rehabilitation and reentry programs through our comprehensive GEO Continuum of Care has positioned GEO to pursue diversified growth opportunities. The strength of this growth platform and our financial performance has allowed us to continuously enhance value for our shareholders.

We are proud that our continued growth has allowed us to pay the highest dividend in our industry of $2.60 per share on an annualized basis, which currently represents less than 75% of our AFFO guidance for 2016.

At this time, I would like to turn the call over to Brian Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George, and good morning to everyone. As disclosed in our press release today, we reported adjusted funds from operations in the first quarter 2016 of $0.84 per share, which represents a 17% year-over-year increase. We reported adjusted EPS for the first quarter 2016 of $0.45 per share, which represents a 10% year-over-year increase.

Our revenues for the first quarter 2016 increased to approximately $510 million from $427 million a year ago. Our construction revenue for the first quarter 2016 was $41 million, which came in $22 million lower than our guidance of $63 million. As a reminder, our construction revenue is related to our Ravenhall project in Australia and has little or no margin.

For the first quarter of 2016, we reported net operating income of approximately $136 million or a 17% increase year-over-year. Compared to our first quarter 2015, our first quarter 2016 results reflect the reactivation of the 1,940-bed Great Plains and the 1,748-bed North Lake Correctional Facilities in June of 2015, the activation of the 640-bed expansion of the Adelanto detention facility in July of 2015, the activation of the 626-bed expansion of the Karnes Residential Center in December 2015, the new GEO Care contract with the Department of Homeland Security for case management services in November of 2015, and $41 million in construction revenue compared to $22 million in construction revenue for the first quarter of 2015. These revenues for both periods are associated with the Ravenhall prison project in Australia.

Moving to our guidance, we have increased the low-end of our full year AFFO guidance resulting in a range of $3.54 to $3.62 per share. We’ve also increased the low-end of our full-year adjusted EPS guidance resulting in a range of $1.96 to $2.04.

We’ve confirmed our full year revenue guidance and expect total revenues to be in a range of $2.18 billion to $2.2 billion, including approximately $264 million in construction revenue related to the Ravenhall project. For the second quarter 2016, we expect total revenues to be in a range of $544 million to $549 million including approximately $70 million in construction revenue related to the Ravenhall project.

Our second quarter 2016 AFFO is expected to be in a range of $0.87 to $0.89 per share and we expect adjusted EPS for the second quarter of 2016 to be between $0.47 and $0.49 per share excluding the write-off of deferred financing fees associated with our recent bond offering and tender offer for 6.625% senior notes due in 2021.

With respect to our liquidity position, we continue to have ample borrowing capacity in excess of $150 million under our revolving credit facility in addition to an accordion feature of $350 million under our credit facility. As I mentioned, we completed the offering of new 10-year senior notes earlier this month. The note offering of $350 million was priced at a 6% yield. The proceeds from the offering were used to fund the tender offer and redemption for any and all of the $300 million of our 6.625% senior notes and to pay down borrowings outstanding under our revolver.

With respect to our usage of cash, we expect our project and growth CapEx to be approximately $30 million in 2016, of which $10 million is spent in the first quarter. We also have approximately $17 million of scheduled annual principal payments of debt. As it relates to our dividend payment, as we announced last week, our Board has declared a quarterly cash dividend of $0.65 per share or $2.60 annualized, which currently represents a payout of less than 75% of 2016 AFFO guidance. As we have expressed to you in the past, our Board remains committed to returning value to our shareholders by targeting an annual dividend payout of at least approximately 75% and we will review our dividend payment on an annual basis at a minimum.

Finally, for those investors new to GEO, I’d like to briefly touch upon what we believe are our company’s attractive investment characteristics which are underpinned by our real estate portfolio of company-owned facilities which have a physical useful life of as long as 75 years or longer. We currently own or lease approximately 70% of our facilities worldwide and we have stable and sustainable income through increasingly longer-term contract arrangements. We have a diversified base of investment-grade customers and have historically enjoyed occupancy rates in the mid-to-high 90s with customer retention rates in excess of 90%.

With that, I’ll turn the call to Dave Donahue for a review of our market opportunity.

J. David Donahue

Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

Thanks, Brian, and good morning to everyone. I’d like to address recent project activations, major contract rebids, and select publicly known business development opportunities. GEO was the largest detention operator for the US federal government agencies including the Federal Bureau of Prisons, US Immigration and Customs Enforcement, more commonly referred to as ICE, and the US Marshals Service. Our business relationship with these three federal agencies now spans three decades.

Additionally, we provide correctional facilities for ten states including Florida, Georgia, Louisiana, Oklahoma, Arizona, New Mexico, California, Vermont, Virginia and Indiana. Our business relationships with our state customers began in the mid-1980s and now involve more than 20 facilities that are almost all medium security or higher. With respect to international business, GEO is the only US publicly traded company providing corrections and detention services overseas. We presently operate in the United Kingdom, Australia and South Africa.

As it relates to our recent project activations, during the first quarter of 2016, we completed the activation of the 3,400-bed Arizona State Prison in Kingman, Arizona under a seven-year managed-only contract with the Arizona Department of Corrections. We assumed management of the Kingman facility in December of last year. And at that time, it housed approximately 1,700 inmates. We are pleased to have completed the ramp up process at the facility and have now achieved normalized operations at 3,400 beds. At full occupancy, the facility is expected to generate approximately $73 million in gross annualized revenues, including $24 million for debt service payments, resulting in net annualized revenues to GEO of approximately $49 million.

Moving to our company-owned Karnes ICE Residential Center, for which we completed a $32 million expansion in the fourth quarter of last year, as you may remember, the center began operating with the new fixed monthly payment under a new five-year contract which was effective on November 1 of last year, resulting in approximately $57 million in annualized revenues.

As we updated you during our last call, the State of Texas has completed the rules promulgation process with respect to licensing of family residential centers. This process is only an added set to the standards of compliance the center already adheres to under ICE’s family residential standards. Presently, the center operates as a short-term processing facility and this licensing process will allow for longer lengths of stay.

We submitted our license application in early March and are hopeful to complete the process within the next month, after which the center will be one of the few, if not the only licensed family residential facility in the United States. Finally, during the first quarter, we completed the transition of our ICE population from the South Louisiana Correctional Center to the Pine Prairie facility in order to better align the mission of these facilities.

As we have previously discussed, the BOP had issued Criminal Alien Requirement 16 or better known as CAR 16. The CAR 16 procurement involves the rebid of several contracting facilities, totaling more than 10,000 beds with contracts that expire during 2017. The procurement includes our company-owned 3,500-bed Big Spring Correctional Center in Big Spring Texas.

CAR 16 also includes a 3,600-bed Reeves County Detention Complex which is owned by Reeves County, Texas. Reeves County has two separate contracts with the Bureau of Prisons involving 3,600 beds. GEO is a subcontractor to Reeves County and provides management services under a fee-only arrangement for the provision of approximately two dozen management positions. All other employees of the Reeves County complex are employees of Reeves County. CAR 16 proposals were submitted last June and contract awards are expected in late 2016 with new contracts going into effect in the first quarter of 2017.

With respect to future growth opportunities, we currently have approximately 3,000 beds in idle facilities and have several active efforts to redeploy this available capacity. There are a number of publicly known opportunities in the US and overseas we are currently pursuing, totaling several thousand beds. And we are also exploring a number of non-public opportunities that relate to both new project development and potential asset purchases.

At the federal level, ICE has issued a procurement for a 1,000-bed detention center in the Houston, Texas area. This is a rebid of the Houston ICE processing center. The RFP requires proposed facilities to be within a 50 mile radius of the ICE Houston office, complying with the most recent ICE detention standards and provide extensive ICE offices and support areas. In addition to this procurement, ICE has indicated a need for beds in the Chicago and New Jersey areas. We are continuing to monitor these potential opportunities.

Moving to the state level, several states continue to face capacity constraints and inmate population growth. And many of our state customers require additional beds as aging inefficient prisons need to be replaced with new, more cost efficient facilities. For instance, in the states we currently operate, the average age of state prisons range from approximately 30 to 60 years. There are several states including Arizona, Oklahoma, Ohio and others which are considering public-private partnerships for the housing of inmates as well as the development and operation of new and replacement correctional facilities.

In Oklahoma, the Board of Corrections recently approved the Department of Corrections to explore available options for the housing of offenders in private facilities to meet the ongoing need for new and replacement beds. In Ohio, last year, the legislature approved the sale of a state-owned prison, totaling 2,700 beds. This opportunity would present the second such sale of a corrections asset for the State of Ohio. Additionally, other states including Minnesota, Alabama and Michigan have recently discussed proposals for the development of new facilities or for the leasing of available private facilities to meet ongoing bed needs or replace older, more costly facilities.

With respect to our international markets, our GEO Australia subsidiary has continued to work on our project for the development and operation of the new 1,300-bed Ravenhall prison near Melbourne. This large-scale project is expected to be completed in late 2017 and will provide an unprecedented level of in-prison and post-release rehabilitation programs. The project is being developed under a public-private partnership. GEO will make an investment of $88 million with expected returns on investment, consistent with our company-owned facilities.

Additionally, in Australia, the State of New South Wales has issued a procurement of 1,000-bed facility known as the Grafton prison under a public-private partnership structure similar to our Ravenhall prison project in the State of Victoria.

At this time, I’ll turn the call over to Ann for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. As you may remember, our GEO Care segment is comprised of four divisions. Our GEO Reentry division manages 21 halfway houses totaling over 3000 beds and 63 day reporting centers nationwide with the ability to service more than 4,000 participants. Our Youth Services division oversees 12 residential facilities with approximately 1,300 beds and seven non-residential programs with approximately 1,200 participants.

Our BI division monitors approximately 139,000 offenders under community supervision, including 102,000 individuals through an array of technology products including radio frequency, GPS and alcohol monitoring devices. Finally, our GEO Continuum of Care division oversees the integration of our industry-leading evidence-based rehabilitation programs, both in-prison and through our community-based and post-release services.

As we’ve discussed in the past, we’re enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through the GEO Continuum of Care, which we believe is in line with current criminal justice reform discussions. We view these efforts as positive and we believe that the emphasis on offender rehabilitation and community reentry programs as part of criminal justice reform will create growth opportunities for our company.

Each of our divisions continues to pursue several new growth opportunities. GEO Reentry continues to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community-based reentry services in both residential facilities and non-residential day reporting centers. We are pursuing new residential reentry center opportunities for state and federal agencies and new day reporting centers in several states.

These new opportunities total more than $28 million in potential annualized revenues. We were also successful – also recently successful in securing new contracts for the continued housing of BOP offenders at our Salt Lake City residential facility in Utah and for additional beds for our state programs in Newark, New Jersey and at our Taylor Street facility in California. Additionally, we recently transitioned the Alaska offender population in our Seaside Center from the old building that was leased by GEO to a new center which is now company owned.

Our Youth Services division continues to work towards maximizing the utilization of our existing asset base and continues to undertake new marketing initiatives to increase the overall utilization of our existing youth services facilities. Our Ohio, Texas and Colorado facilities continued to experience strong census consistent with improvements we saw in 2015. We’re pursuing additional referrals to our Pennsylvania facilities and are looking to continue our expansion of community-based programs in Ohio.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. BI is currently bidding on new business opportunities in the District of Columbia as well as a number of other jurisdictions.

With respect to our contract for the Intensive Supervision Appearance Program, or ISAP, we have been ramping up the program from 23,000 participants in early 2014 to approximately 46,000 participants today. The program is on track to achieve ICE’s objective of 53,000 participants by the end of 2016 according to a congressional testimony from the agency last year.

Similar to this important contract, during the first quarter, GEO Care continued the implementation of our new family case management program contract, which was awarded to us by the Department of Homeland Security late last year. This important program provides community-based case management services for families going through the immigration review process.

This new contract represents approximately $11 million in annualized revenues and is indicative of GEO Care’s leadership in the provision of community-based and case management programs through our comprehensive GEO Continuum of Care. GEO Care had existing relationships with local community providers throughout the country and we’ve been able to build upon these partnerships and expand our network of community partners in order to provide comprehensive services under this new program.

At this time, I will turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. We are very pleased with our strong financial performance for the quarter and our outlook for the balance of the year. We’ve achieved a number of important milestones with the ramp up of the Kingman, Arizona facility by GEO Corrections & Detention and the implementation of the new family case management program by GEO Care. These important projects are representative of our diversified growth platform and our ability to provide tailored real estate, management and programmatic solutions to our customer base across all segments of the correctional spectrum. This diversified growth and investment strategy has positioned GEO as the world’s largest private provider of corrections, detention and offender rehabilitation services.

We remain focused on pursuing new growth opportunities and are enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through our GEO Continuum of Care platform, which we believe gives our company a competitive advantage when pursuing new contracts. As a REIT, GEO is focused on providing essential real state solutions to government agencies in the fields of detention, corrections and post-release facilities. But additionally, as a service provider, our commitment is to be the world’s leader in the delivery of offender rehabilitation and community reentry programs.

This commitment is consistent with criminal justice reform efforts that emphasize rehabilitation and community reentry programs for offenders, which we view as positive for our company as evidenced by our continued growth in our diversified business segments. We believe that our unique platform of correctional and rehabilitation services better positions GEO to capture future growth, which will enhance value for our shareholders and allow us to continue to grow our earnings, cash flows and dividend payments.

This concludes our presentation and we would now like to open the call to your questions.

Question And Answer Section

Operator

Thank you. [Operator Instructions] Our first question comes from Tobey Sommer with SunTrust. Please go ahead.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Hi. This is actually Kwan Kim on for Tobey. Thank you taking the questions. Could you give us some commentary around the current election cycle, what your expectations are on the potential outcomes you may be anticipating in 2017? Thank you.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, we believe we provide essential government services at the federal level and in the state level. And, historically, those services have received bipartisan support and we expect that support to continue in the future.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Got it. And on the margin side, as the utilization stays at the current high level, how should we think about the impact to the margins for rest of the year and 2017?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

The utilization of which? Are you speaking about a specific business unit or segment?

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Well, just overall, United States, international.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

I think the margins will improve a little bit through the balance of the year. The first quarter is typically our lowest performing quarter. We see some seasonality in some of the populations at some of our facilities and we typically expect that to improve during the second quarter and going into the third quarter. So we should see a little bit better margins and that’s obviously reflected in our guidance in improved performance.

Kwan Hong Kim

Analyst, SunTrust Robinson Humphrey, Inc.

Got it. Thank you.

Operator

The next question comes from Michael Kodesch with Canaccord. Please go ahead.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Hey, good morning, guys. And nice quarter. Just a few questions from me here. Starting off with the tender offer and then the debt as well, you guys have some nice proceeds there, I was just kind of wondering what the plan is for the excess cash.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, currently, we use it to pay down the revolver and create some additional liquidity there. As I think is evident from the call, as George mentioned and Dave mentioned, there is a number of opportunities that we’re continuing to pursue and the bulk of those opportunities would require some sort of capital to make them come through. So the Houston project is a significant opportunity. ICE is continuing to look for beds in Gary, Indiana – in the Indiana area, Illinois area and then in the Newark area, as Dave mentioned. So those are significant potential capital opportunities that we may see a need for. There is a project in Australia that could require capital. There is a new bid down there that we’ve discussed. So all of those opportunities would require capital.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Great, thanks. That’s actually good color. And then moving on to interest income, you guys have seen a nice lift over the past few quarters. I know you have some contracts and notes receivable in there related to some of your foreign contracts. I was wondering if you could break down 1Q and then maybe how that would look going forward as well.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, the interest income is stepping up, as you mentioned, in connection with that contract receivable that we have on the balance sheet. So as that continues to grow, the interest income will continue to step up some. I don’t have the exact breakout infront of me, but again it’s probably another $1 million for the year or something like that, not material, but it’s factored in.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Sorry, that’s an additional million for the contract receivable or on a different piece?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

In interest income throughout the balance of the year. We’ll continue to see that grow as the contract receivable grows.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

I see. Okay, thanks.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

The contract receivable will grow probably another $150 million or so.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay, that’s really helpful. And then moving on to the Baldwin facility, I was wondering if you guys could give – and I’m sorry if I missed this in your prepared remarks – I was wondering if you could give a little color as to how that’s ramping just both from Vermont and Washington?

J. David Donahue

Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

Well, thanks for the question, Michael. The facility has stabilized with normal operating rhythm for the State of Vermont. The State of Washington, we have not seen utilization from that department. As you may recall, they have gone through an effort of reorganizing their own agency and leadership as being in place there, but we continue dialog with the State of Washington about future needs and the facility is performing very well. Thank you.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

So, thanks. And then as you kind of mentioned in your prepared remarks then, I think Michigan is looking at potentially leasing a facility and I think they were looking at the Baldwin facility. I was wondering, just kind of with the way things are right now, what’s your appetite for an arrangement like that?

J. David Donahue

Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

Well, I could say, we, obviously, are in dialog with the Michigan Department of Corrections and respective stakeholders in that jurisdiction because we do have a significant presence there. Their department has continued needs and others in evaluation about their physical plants and their current capacity expectations. So we’ve made ourselves available for that continued conversation. We want to be very supportive of Michigan and their needs. And in concert with that, we’re willing to have the open dialog to best suit the organizational activity for that community.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Great, thanks. I appreciate it. That’s all for me for now. I’ll jump back in the queue, if anything else. Nice quarter.

Operator

The next comes from Kevin McVeigh with Macquarie. Please go ahead.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Great, thanks. Hey, nice job. Can you just give us a sense at a high level, George or Brian, just how state budgets have been trending and just how we should think about that across populations more from existing organic growth, if you could?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think most of our client populations are fairly stable with a few exceptions.

J. David Donahue

Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

Kevin, this is Dave.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Hey, Dave.

J. David Donahue

Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

Hi. I would entertain the logic that – right now, as most state governments are evaluating their revenue expectations and their budget outlays for upcoming appropriators to consider, they’re seeing compression and they’re looking for opportunities to become more efficient. So we continue to be encouraged by the ability for us to provide services, quality services to create options for them to consider. But the expectations for the economic adjustments is really up to what’s in front of those jurisdictions and we’re just happy to be available to those dialogs when they have needs.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Got it. And then it sounds like you made a couple of references to the dividend. Any sense in terms of – what we should expect in terms of the pace of increase of payout? Is that – just any thoughts on that would be helpful.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Our track record we established in the short period of time that we’ve been a REIT, we’ve evaluated it at least annually and consistently in the fourth quarter. And I would expect that we will continue to follow that pattern and we’ve been pretty straightforward that we’re targeting that 75% to 80% payout ratio. And I think we’ve been consistently right at that, maybe 74% or something like that. But we’ve been right around that payout ratio. So we’ll continue to monitor that. We’ll continue to evaluate in a timely fashion. We’ll continue to evaluate it against whatever our projected capital needs are. But I think we’ve shown good discipline in regards to that matter.

Kevin McVeigh

Analyst, Macquarie Capital (USA), Inc.

Understood. Thanks, Brian.

Operator

Ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, thank you all for joining us on this call and look forward to addressing you in the future. Thank you.

Operator

Thank you, sir. The conference has now concluded. Thank you for attending. You may now disconnect.